Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 10, 2023	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2022 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 28, 2023 was $87.8 million, or $1.78 per share ($1.76 per share on a diluted basis). Net income for the fiscal year ended January 28, 2023 was $254.6 million, or $5.17 per share ($5.13 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended January 28, 2023 increased 5.5 percent to $401.8 million from net sales of $380.9 million for the prior year 13-week fiscal quarter ended January 29, 2022. Comparable store net sales for the 13-week period ended January 28, 2023 increased 4.6 percent from comparable store net sales for the prior year 13-week period ended January 29, 2022. Online sales increased 2.3 percent to $74.8 million for the 13-week period ended January 28, 2023, compared to net sales of $73.1 million for the 13-week period ended January 29, 2022.

Net sales for the 52-week fiscal year ended January 28, 2023 increased 3.9 percent to $1.345 billion from net sales of $1.295 billion for the 52-week fiscal year ended January 29, 2022. Comparable store net sales for the 52-week period ended January 28, 2023 increased 3.3 percent from comparable store net sales for the prior year 52-week period ended January 29, 2022. Online sales increased 4.3 percent to $230.4 million for the 52-week period ended January 28, 2023, compared to net sales of $220.8 million for the 52-week period ended January 29, 2022.

Net income for the fourth quarter of fiscal 2022 was $87.8 million, or $1.78 per share ($1.76 per share on a diluted basis), compared with $83.9 million, or $1.71 per share ($1.69 per share on a diluted basis) for the fourth quarter of fiscal 2021.

Net income for the fiscal year ended January 28, 2023 was $254.6 million, or $5.17 per share ($5.13 per share on a diluted basis), compared with $254.8 million, or $5.20 per share ($5.16 per share on a diluted basis) for the fiscal year ended January 29, 2022.

Management will hold a live audio webcast at 10:00 a.m. EST today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_MIZ0HR0LTMqjX3Svcsqi0g. A replay of the event can be accessed through Buckle’s investor relations website at https://corporate.buckle.com/investors/earnings-webcasts approximately two hours after the conclusion of the live event.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 439 retail stores in 42 states. As of the end of the fiscal year, it operated 441 stores in 42 states compared with 440 stores in 42 states at the end of fiscal 2021.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022 (1)

SALES, Net of returns and allowances	$401,806	$380,930	$1,345,187	$1,294,607

COST OF SALES (Including buying, distribution, and occupancy costs)	188,733	178,559	669,184	641,598

Gross profit	213,073	202,371	676,003	653,009

OPERATING EXPENSES:
Selling	84,515	75,597	293,891	266,424
General and administrative	18,621	17,174	53,980	51,086
	103,136	92,771	347,871	317,510

INCOME FROM OPERATIONS	109,937	109,600	328,132	335,499

OTHER INCOME, Net	4,213	1,791	6,924	2,256

INCOME BEFORE INCOME TAXES	114,150	111,391	335,056	337,755

INCOME TAX EXPENSE	26,308	27,476	80,430	82,935

NET INCOME	$87,842	$83,915	$254,626	$254,820

EARNINGS PER SHARE
Basic	$1.78	$1.71	$5.17	$5.20

Diluted	$1.76	$1.69	$5.13	$5.16

Basic weighted average shares	49,435	49,138	49,269	48,994
Diluted weighted average shares	49,856	49,528	49,631	49,385

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	January 28, 2023	January 29, 2022 (1)

CURRENT ASSETS:
Cash and cash equivalents	$252,077	$253,970
Short-term investments	20,997	12,926
Receivables	12,648	12,087
Inventory	125,134	102,095
Prepaid expenses and other assets	12,480	10,128
Total current assets	423,336	391,206

PROPERTY AND EQUIPMENT	466,321	453,228
Less accumulated depreciation and amortization	(353,919)	(352,724)
	112,402	100,504

OPERATING LEASE RIGHT-OF-USE ASSETS	271,421	258,914
LONG-TERM INVESTMENTS	20,624	19,352
OTHER ASSETS	9,796	10,908

Total assets	$837,579	$780,884

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$44,835	$59,950
Accrued employee compensation	55,490	62,055
Accrued store operating expenses	19,754	20,264
Gift certificates redeemable	16,777	16,470
Current portion of operating lease liabilities	89,187	88,273
Income taxes payable	—	1,529
Total current liabilities	226,043	248,541

DEFERRED COMPENSATION	20,624	19,352
NON-CURRENT OPERATING LEASE LIABILITIES	214,598	200,067
Total liabilities	461,265	467,960

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 50,092,616 and 49,728,651 shares issued and outstanding at January 28, 2023 and January 29, 2022, respectively	501	497
Additional paid-in capital	178,964	167,328
Retained earnings	196,849	145,099
Total stockholders’ equity	376,314	312,924

Total liabilities and stockholders’ equity	$837,579	$780,884

(1) Derived from audited financial statements